USA Mobility, Inc. Investor Conference Call
March 4, 2009
10:00 a.m. Eastern Time

Operating Results for the 4th Quarter and Year Ended December 31, 2008

Operator: Good morning and welcome to USA Mobility’s Fourth Quarter and Year-End Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our fourth quarter and 2008 year-end investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2008 Form 10-K, which we expect to file on or before March 16th, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

We are pleased to speak with you today regarding our fourth quarter and 2008 operating results, which I’m happy to report, were in line with our financial guidance and clearly represented another year of solid progress for USA Mobility. Over the next few minutes we plan to cover the following areas:

(1)	Review our progress since the merger four years ago.

(2)	Discuss fourth quarter and year-end operating results.

(3)	Provide you with our financial guidance for 2009.

(4)	Update you on the FCC’s Back-Up Power Order.

(5)	Review our recent sales and marketing activities.

(6)	Discuss our current business goals and outlook; and lastly

(7)	Give you an update on our capital allocation strategy.

We’ve now completed four calendar years since USA Mobility was formed on November 16, 2004 in the merger between Arch Wireless and Metrocall Holdings. Over that time frame we have integrated the two companies and executed our free cash flow operating strategy by consistently providing cost effective and high quality services to our core customers. As a result, we have seen many dramatic changes in the Company’s operating structure and financial metrics, and I wanted to share some four-year comparisons with you to underscore the macro trends and challenges we face in a rapidly shrinking business as well as how far we’ve come in that timeframe.

The following comparisons include pro forma data reflecting the combined results for the two companies for 2004:

•	Total Revenue was $789 million in 2004, compared to $359 million in 2008, a decrease of 54 percent. However, our annual rate of revenue erosion improved from 21.6 percent to 15.3 percent during that time.

•	Total Operating Expenses — excluding depreciation, amortization, accretion and goodwill impairment — were $567 million in 2004, compared to $244 million in 2008, a reduction of 57 percent.

•	EBITDA totaled $222 million in 2004, versus $116 million in 2008. However, our EBITDA margin improved from 28.1 percent in 2004 to 32.2 percent in 2008.

•	Capital expenditures for 2004 were $32.6 million, compared to $18.3 million in 2008, a decrease of 44 percent.

•	Operating cash flow totaled $189 million in 2004, versus $98 million in 2008, yet our cash flow margin has increased from 24.0 percent to 27.1 percent.

•	Units in service totaled 5,967,000 at year-end 2004, compared to 2,815,000 at year-end 2008. However, annual net churn declined from 22.3 percent to 19.2 percent during that period.

•	Average revenue per unit (ARPU) was $9.06 in 2004, compared to $8.64 in 2008, a relatively modest decline given the sizable shift in our subscriber base to larger accounts with lower ARPU.

•	Employee headcount was 2,844 at the time of the merger in 2004, and declined 71 percent to 811 at year-end 2008.

•	Finally, we have returned $276.9 million, or $10.15 per share, to our stockholders in the four years since the merger through the end of 2008, while retiring fully all of our long-term debt incurred in 2004 to fund the merger. And, as announced, we plan on continuing that strategy with a combination of regular and special distributions of our cash, which I will address further at the end of my remarks.

As you can see, our organizational and financial profile has changed substantially over the past four years, with USA Mobility today less than half the size we were in 2004 in terms of sales, subscribers and by most other measures. Nonetheless, we have been able to continue to effectively market our services, reduce costs, stabilize prices, increase margins, avoid debt, and generate enough free cash flow to return significant capital to our stockholders on an annual basis. We are extremely proud of this record of achievement; it is a testament to the dedication and hard work of our employees and the loyalty of our core market segment customers, and we thank them all for their support.

Before Tom reviews details of our fourth quarter and 2008 financial results, I wanted to briefly note some of the key highlights of the past year.

•	Although our annual rate of revenue erosion increased in 2008, mostly in the second half of the year, we were able to offset a portion of the revenue loss through solid increases in paging ARPU, particularly direct and indirect one-way ARPU, both of which reached their highest levels in several years. We initiated a program early last year to adjust our pricing policies to strengthen ARPU results. This successful effort was led by Jim Boso, executive vice president of sales and marketing, whose sales and operations teams did a tremendous job of implementing price adjustments across all segments of our customer base as well as implementing targeted increases in connection with large account contract renewals.

•	We also experienced an acceleration of subscriber erosion during 2008 after several years of steady improvement as gross unit placements slowed relative to past trends. During the year, gross additions declined 25 percent to 433,000 from 578,000 in 2007, while gross unit churn increased to 31.6 percent from 29.2 percent in the prior year. In short, during 2008 we lost almost approximately 2.5 subscribers for every new subscriber we put on. Nonetheless, I want to again commend Jim Boso and his sales and marketing team for their extraordinary efforts over the past year to generate gross pager placements and minimize churn in the face of fierce competition and very stiff economic headwinds, especially during the third and fourth quarters.

•	We reduced our operating expenses substantially in 2008, consistent with our goal to manage a low-cost operating structure. We are especially pleased that our rate of expense reduction for the year again outpaced the rate of revenue erosion. Expense reductions included lower site rents in connection with our long-term plan to rationalize our network. Total cost savings from network rationalization were $19.9 million. In addition, we completed a major internal reorganization in the third and fourth quarters that produced greater operational efficiencies and cost savings throughout the organization. This initiative included acceleration of our network rationalization program, a restructuring of our sales and marketing operations to better focus resources on our core market segments, and the consolidation of various administrative functions and responsibilities. Credit for successfully implementing this reorganization plan goes to our entire management and staff. While we are pleased with the progress we made in 2008 to reduce overall expenses, however, further cost control efforts will be necessary in 2009.

•	The combination of higher paging ARPU and lower recurring operating expenses enabled us to report a continued strong EBITDA and our highest annual EBITDA margin since the merger four years ago. Tom will provide further details on these and other financials items momentarily.

•	I would also note that our paging networks again demonstrated exceptional resiliency during the year in the wake of natural disasters in several southern and western states, including an earthquake in California and a handful of severe hurricanes, which caused numerous power outages and public safety challenges. These events were just the latest examples in which the emergency service capability of a paging network not only outperformed mobile telephony but bolstered the case we have been making for some time for paging to play a key role in the federal government’s emergency response plans and programs.

•	We again met our goal of generating substantial free cash flow in 2008, allowing us to return capital to stockholders consistent with our stated strategy. Including quarterly cash distributions totaling $1.40 per share, we returned approximately $39.1 million in capital to stockholders. As I noted earlier, we’ve now returned $276.9 million to stockholders over the past four years. In addition, our Board of Directors on July 31, 2008 approved a stock repurchase plan to buy back up to $50 million of USA Mobility common stock over a 12-month period. As of December 31st, the Company had purchased approximately 4.4 million shares for $38.1 million. Also, as of yesterday, our Board declared a $0.25 per share quarterly cash distribution for stockholders of record on March 17, 2009, payable on March 31, 2009. At the same time, the Board declared a special cash distribution of $1.00 per share, also to be paid on March 31st to stockholders of record on March 17th. Similar to previous cash distributions, we expect the entire amount of these cash distributions to be paid as a return of capital.

•	Finally, our Board also made the decision to effectively top off our stock repurchase plan as of the beginning of the year to $25 million and extend the repurchase period to December 31st of this year.

Overall, we are pleased with our results for the fourth quarter and 2008. Despite these short-term accomplishments, however, we fully realize the numerous business challenges we currently face. Indeed, assuming the continuation of current operating trends, it is very likely that future cash flows and margins will decline over time as our ability to reduce expenses simply won’t be able to keep pace with the rate of revenue erosion. Nonetheless, I assure you that management is focusing considerable time and attention to these challenges and is fully committed to pursuing our stated goal of generating significant free cash flow over the long term by maximizing revenue opportunities while minimizing expenses and business risks.

I’ll comment further on the Company’s outlook and other related business issues in few minutes, but first our COO and CFO, Tom Schilling, will review our fourth quarter and year-end financial results and share additional observations on our recent operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.

Before I review our operating and financial results, I wanted to let you know that we expect to file our 2008 Form 10-K on or before March 16th. I encourage you to read the Form 10-K, as it offers significantly more information on our business than we can possibly cover on this call, including such items as risk factors that could impact our future operations.

Overall we were pleased with our 2008 financial results, which met or exceeded our financial guidance. Our continued focus on cost reductions, combined with an increase in average revenue per unit, contributed to strong cash flows and a higher EBITDA margin in the fourth quarter and for 2008 in total.

At the same time, we are disappointed with the increasingly high rate of subscriber losses experienced throughout 2008. The pace of both subscriber loss and revenue decline worsened during the quarter, reflecting a weaker economy and continuing migration away from paging. While ARPU uplifts and cost management were successful in 2008 at mitigating and overcoming the high rate of subscriber losses, the long-term implications of the continued high rate of subscriber losses will prove more challenging to overcome with ARPU improvement and cost reductions.

We ended the year with 2,815,000 units in service, which represented an annual decline of 19.2 percent, compared to a decline of 15.1 percent in 2007. Net unit losses were 187,000 in the fourth quarter, compared to 174,000 in the third quarter, with the quarterly rate of unit erosion increasing to 6.2 percent from 5.5 percent in the prior quarter. The fourth quarter marked our highest annual and quarterly rate of net unit loss in more than three years, which resulted from both a lower rate of gross additions and a higher rate of disconnects.

Total gross additions were 82,000 in the quarter, compared to 103,000 in the third quarter and 127,000 in the year-earlier quarter. The gross addition rate was 2.7 percent in the fourth quarter, compared to 3.2 percent in the third quarter and 3.5 percent in the year-ago quarter.
Gross disconnects remained fairly constant in absolute terms between the third and fourth quarters, but on a lower customer base, the disconnect rate increased to 9.0 percent in the fourth quarter from 8.7 percent in the third quarter and 7.2 percent in the fourth quarter of 2007.

Our direct subscriber base, which now represents nearly 90 percent of our units in service, declined 18.0 percent in 2008, compared to 14.5 percent in 2007 and 14.0 percent in 2006. Again, it’s a combination of a lower rate of gross additions and a higher rate of disconnects that is driving the increase in subscriber loss. The increase in subscriber losses has been felt in each of our customer segments.

Healthcare continues to be our most stable market segment; however, this segment also experienced an increase in the rate of net unit loss in the quarter and throughout the year. Healthcare subscribers declined 3.4 percent in the fourth quarter, compared to 2.1 percent in the third quarter and 1.3 percent in the year-earlier quarter.

The fourth quarter net unit loss rates for the Government and Large Enterprise segments were 7.1 percent and 6.8 percent, respectively, compared to 4.0 percent and 4.3 percent a year ago. Overall, our three core segments represented 72.7 percent of our total subscriber base at year-end, up from 68.4 percent a year earlier. Healthcare represented 42.8 percent of our total base, up from 37.1 percent at the end of 2007, while Government and Large Enterprise sectors were 17.4 percent and 12.5 percent, respectively.

Overall, the primary cause of subscriber losses continues to be the migration to alternative wireless services and technologies, principally cellular. However, there is little question that the economic slowdown, particularly the sharp rise in unemployment, was a significant factor in the higher rate of subscriber cancellations, especially over the second half of 2008.

Our Indirect Channel, which represents just over 10 percent of our subscribers, continues to experience the highest rate of churn with units declining 28.0 percent in 2008, compared to 19.3 percent in 2007.

Total Paging ARPU increased to $8.71 in the fourth quarter from $8.69 in the third quarter and $8.62 in the fourth quarter of 2007. Fourth quarter Direct ARPU was flat with the third quarter and increased to $9.16 from $9.09 in the year-earlier quarter. Indirect ARPU declined to $4.93 in the fourth quarter from $4.96 in the prior quarter and $5.06 in the year-earlier quarter. For the year, total paging ARPU was $8.64 compared to $8.55 in 2007.

As we’ve mentioned on previous calls, there have been two primary drivers of ARPU results over the past 18 months. The first was structural pricing changes we implemented in both the direct and indirect channels to bring more uniformity to the pricing of units with certain enhanced features. The second was reduction in the rates of billing and service credits issued to customers. While we expect these adjustments will continue to have a favorable impact on recurring ARPU and revenue, it’s not clear to what extent we will be able to pursue additional adjustments going forward. Accordingly, while we will continue to evaluate pricing actions based on competitive factors and our cost to provide service — as well as a challenging economy — we would expect to see flat to modest declines in ARPU levels in 2009.

Paging Revenue for the year declined 16.1 percent to $326.7 million from $389.5 million in 2007. In the fourth quarter, paging revenue was $76.0 million, a 5.6 percent decline from the third quarter and a 17.2 percent decline from the fourth quarter of 2007.

Revenue from our resale of Sprint cellular products was $5.9 million for 2008, a 29.2 percent decline from 2007. This is largely a reflection of the reduction in size of our sales force, which we rationalize against our paging subscriber base.

Product Revenue was $21.5 million for 2008, a decrease of 3.2 percent from 2007. The fourth quarter product revenue was $5.9 million, which was our highest result in more than a year. The increase in fourth quarter revenue was driven by System sales and revenue from lost pagers.

Total Revenue for 2008 was $359.4 million, compared to $424.6 million in 2007. The annual rate of revenue decline was 15.3 percent in 2008, compared to 14.7 percent in 2007. Total Revenue for the fourth quarter was $84.3 million, a decline of 15.9 percent from $100.2 million in the fourth quarter of 2007.

The accelerated pace of subscriber and revenue erosion during the second half of 2008 has placed additional pressure on our commitment to reduce costs. The comprehensive expense reduction plan we initiated during the third quarter, which included a company-wide internal reorganization, continued into the fourth quarter as we sought to align our future cost structure with projected subscriber and revenue trends. Although we successfully completed that expense initiative by year-end, we fully understand that we will need to be even more vigilant on costs as we move through 2009.

Turning to Operating Expenses, we continued to make excellent progress in 2008. For the year, Operating Expenses — excluding depreciation, amortization, accretion and goodwill impairment — were $243.5 million, a decrease of 18.8 percent from $300.1 million in 2007, outpacing the 15.3 percent year-over-year rate of revenue decline. In fact, we’re pleased to report that costs have declined faster than revenues for the third year in a row.

Fourth quarter Operating Expenses were $54.4 million, a reduction of $21.3 million, or 28.1 percent, from $75.7 million in the fourth quarter of 2007. As a percentage of revenue, recurring Operating Expenses during the fourth quarter were at their lowest level in more than four years. The significant drop in Operating Expenses was largely the result of the expense plan noted above that we implemented late last year.

Service, Rental and Maintenance, or SRM Expenses, declined by $29.1 million, or 19.2 percent, to $122.8 million in 2008. SRM Expenses decreased 23.4 percent in the fourth quarter, compared to the year-earlier quarter and 3.0 percent from the third quarter.

We continued to reduce our site rent costs – our second largest            operating expense – during the year. Site rent expense declined by 23.5 percent in 2008 to $64.8 million from $84.7 million in 2007, as we made substantial progress in the site conversion process. For the fourth quarter, site rent expense totaled $14.8 million, a decline of 4.4 percent from the third quarter and 24.6 percent from the fourth quarter of 2007. We are pleased at the significant progress we’ve made this year to reduce site rent costs. As you know, our ability to continue to reduce this cost is a direct result of our ongoing network rationalization program. We expect a continued reduction in site rent expense in 2009.

At December 31st, we operated 8,633 active transmitters, a reduction of 23.8 percent from the 11,335 transmitters we had at year-end 2007. In addition, during 2008, we increased the number of transmitters at customer-provided sites – transmitters with no associated rent expense – from 2,146 to 2,242. As a result, we reduced the number of our “paid” active transmitters to 6,391 at year-end from 9,189 at December 31, 2007, a reduction of 30.4 percent.
Looking to 2009, network rationalization will continue to be one of our most critical cost savings initiatives. While much work lies ahead, we are very pleased with the progress we made during 2008.

Selling and Marketing (S&M) Expenses for the full year were $28.3 million, a decrease of 27.2 percent from 2007. For the fourth quarter, S&M Expenses declined 29.5 percent to $6.1 million from $8.7 million in the fourth quarter of 2007. S&M Expenses decreased over the past year primarily due to lower headcount as we continued to “right size” our sales organization to reflect customer requirements and future sales opportunities.

General and Administrative (G&A) Expenses — which include customer service, inventory and other support costs — were $81.5 million for 2008, a reduction of 15.7 percent from $96.7 million in 2007. In the fourth quarter, G&A Expenses were $18.3 million, down 21.6 percent from the year-earlier quarter. The annual expense reduction was largely fueled by lower payroll costs. In addition, the Company recorded a non-recurring $1.3 million reduction to G&A Expenses in the fourth quarter after the statute of limitations expired on a state sales tax audit in December 2008. Absent the reduction, fourth quarter G&A Expenses would have been $1.3 million higher than reported, or $19.6 million.

Company-wide headcount at year-end 2008 was 811 full time equivalent employees, a reduction of approximately 19 percent from the beginning of the year. Payroll and related expenses, our largest operating expense, decreased to $18.8 million in the fourth quarter from $19.7 million in the third quarter and fell 15.4 percent during the year.

Severance and Restructuring Expenses for 2008 totaled $5.3 million, compared to $6.4 million for 2007. Severance and Restructuring Expenses include severance costs associated with reductions in our workforce and contract termination costs for real estate leases and transmitter site leases in connection with our network rationalization initiative. A total of $5.1 million of the $5.3 million annual expense was recorded in the third quarter in connection with previously mentioned workforce reductions and our internal reorganization.

EBITDA was $115.9 million, or 32.2 percent of revenue, for 2008. This compares to EBITDA of $124.5 million, or 29.3 percent of revenue, for 2007. EBITDA for the fourth quarter was $29.8 million, compared to $24.5 million for the same quarter a year earlier, while fourth quarter EBITDA as a percentage of revenue was 35.4 percent – our highest EBITDA margin in more than four years. The reconciliation from Operating Income/(Loss) to EBITDA has been provided in our earnings release.

Depreciation, Amortization and Accretion Expense was $47.1 million for 2008, compared to $48.7 million for 2007. As previously reported, in first the quarter of 2008 we incurred a $188.2 million non-cash expense for the goodwill impairment.

As a result of the first quarter write-down for goodwill impairment, the Company reported a Net Loss of $157.1 million, or $5.83 per fully diluted share, for 2008, compared to a Net Loss of $5.2 million, or $0.19 per fully diluted share, in 2007. Absent the goodwill impairment, the Company would have reported 2008 Net Income of $31.1 million, or $1.15 per fully diluted share. Fourth quarter Net Income totaled $8.0 million, or $0.32 per fully diluted share, compared to a Net Loss of $46.7 million, or $1.70 per fully diluted share in the fourth quarter of 2007. As you recall, the 2007 fourth quarter loss resulted primarily from $54.3 million in income tax expense due to a reduction in the carrying value of deferred income tax assets.

Capital Expenses were $18.3 million for 2008, equal to the prior year. Fourth quarter capital expenses were $4.2 million, compared to $6.2 million in the third quarter and $5.2 million in the year-earlier quarter. As expected, pager device purchases continued to account for approximately 80 percent of our capital expenses.

Our cash balance at December 31st was $75.0 million. We expect to use a portion of that cash in connection with our ongoing stock repurchase program as well as quarterly cash distributions. In addition, we expect to maintain a strong cash position on our balance sheet.

Finally, with respect to our financial expectations for 2009, we are providing financial guidance in a manner consistent with previous years. However, given the current economic conditions in the U.S. and the likelihood that they may deteriorate, we want to emphasize that these projections are based on current trends and that those trends are subject to change. To the extent economic conditions continue to deteriorate, particularly if we experience a significant increase in unemployment, we could see our subscriber erosion exceed our current expectations. We will communicate any changes to our expectations as we progress through the year. With that caveat, we currently expect revenue for 2009 to be between $285 million and $295 million. Operating expenses, excluding depreciation, amortization, and accretion, to be between $198 million and $203 million. And, capital expenses to range between $19 million and $21 million.

With that, I’ll turn it back over to Vince.

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Mr. Kelly: Thanks, Tom.

Before opening the line up for our Question and Answer session, I want to mention a few other topics that may be of interest to investors:

First, I will provide an update on our appeal of the Federal Communications Commission’s Back-Up Power Order, as well as review the status of the FCC’s proposal on how carrier contributions to the Universal Service Fund should be assessed.

Second, I will give you an update on some of our recent selling and marketing activities.

Third, I will comment briefly on our current business challenges and outlook for 2009.

And, finally, I will discuss our ongoing capital allocation strategy.

1. With respect to the status of our appeal of the FCC’s Back-Up Power Order: The Order appears to be a dead issue at this time as a result of a decision by the Federal Office of Management and Budget (OMB) on November 28, 2008 in which OMB rejected the FCC’s request to approve the Order’s information-collection requirements, plus the subsequent statement by the FCC that it would not seek to enforce the Order in the wake of the OMB’s decision.

Following these actions, we – along with the other petitioners – collectively sent a letter to the DC Circuit Court of Appeals asking it to formally vacate the Back-Up Power Order, consistent with well-established precedent. Although the Court has yet to issue such a ruling, we expect it will do so soon.

Just to review, the Court issued a ruling on July 8th that said, in effect, it could not rule on the merits of the appeal until the Order was “ripe” for judicial review. In short, the Court said it would hold the case “in abeyance” until OMB approved the Order’s requirement for collection of data from the carriers who would be subject to the Order. Since then, a stay of our appeal has remained in effect pending further action in the case by the FCC and OMB. On September 3rd, the FCC submitted the information gathering requirements associated with the Order to OMB for review.

Along with other petitioners who participated in the appeal process, we were extremely pleased by the OMB’s decision, which essentially disapproved the FCC’s request based on similar arguments we had made to the Court. Specifically, OMB’s decision stated that the FCC neither sought public comment on the reporting requirements in a timely manner nor appropriately considered the burden carriers would bear to comply with them. In short, the OMB’s rationale for disapproving the FCC request vindicated the position we and our fellow petitioners had taken.

All that said, and assuming the Court vacates the existing Order, it’s still conceivable that the FCC could propose new rules regarding back-up power for wireless carriers at some point in the future. Any decision along those lines, however, is unlikely to get off the ground until the new FCC Chairman takes over and develops his own agenda. Even then, it most likely would take at least 12-to-18 months for new rules to be proposed and adopted. Moreover, given the level of industry-wide resistance and debate triggered by last year’s Order, we are hopeful that paging would be excluded altogether from any new back-up power proposal.

As we said previously, this was a major regulatory challenge that could have had a sizable financial impact on our operations, requiring a substantial capital investment in new power generation capability as well as additional recurring operating costs. Fortunately, we were able to avoid that outcome.

Finally, I wanted to follow-up on one other FCC-related issue that we discussed on our last Call – and that is changes the FCC has been considering to rules governing the collection of Universal Service Fund fees. As you recall, the FCC currently assesses universal service contributions based on telecommunications carriers’ interstate revenues, which in our case, works out to be approximately 4-to-20 cents per subscriber. However, the FCC has contemplated imposing instead a flat monthly charge of $1.00 or more per assigned telephone number. If this change were to be implemented, contributions on the basis of assigned telephone numbers would cost us about 10 times as much as the existing revenue-based methodology. Fortunately, however, in the wake of protests from us and numerous other providers last fall, the FCC decided to defer judgment on this issue to the new FCC Chairman. There is no timetable for any further consideration of the numbers-based methodology, and we expect that the new Commission will be sympathetic to our concerns.

2. Turning to our selling and marketing activities in the fourth quarter and 2008: We continued to focus on providing wireless messaging solutions in our target market segments of Healthcare, Government and Large Enterprise. These core market segments represented approximately 81 percent of our direct subscriber base at the end of the fourth quarter, up slightly from the prior quarter. They also accounted for approximately 75 percent of our direct paging revenue in the quarter compared to 70 percent a year earlier.

As Tom noted, Healthcare continues to be our best performing market segment, contributing 55 percent of all gross placements for the direct channel during the quarter, while net churn among Healthcare customers was just under 8 percent for the year, the lowest among all subscriber segments. In fact, Healthcare is not only our largest and most churn-resistant segment, but we believe its relatively stable base offers us the greatest opportunity for placing new units over the next few years.

As I noted previously, we moved forward with a company-wide internal reorganization during the latter half of the year as we began to experience a slowdown in gross placements combined with an increase in the rate of unit loss. A key element in that process was the need to re-organize our sales and marketing organization for 2009 in an effort to improve our gross additions and customer retention efforts while simultaneously reducing costs.

As a result, we streamlined the sales management function and the size of the overall sales force. We also eliminated some non-revenue generating activities by our field sales staff, which allows them to devote more time and attention to serving the needs of our current customers as well as pursue new unit sales.

To accomplish that, we eliminated the position of Regional Vice President, putting those responsibilities into the hands of two Sales Directors – one for the Eastern half of the country and one for the Western half. We also reduced the number of sales districts from 24 to 15, expanding those territories and increasing the responsibilities of the District Sales Managers who run them. As a company, we are very fortunate to have such an experienced and dedicated team of sales managers. Today our District Sales Managers average 13 years of service to the Company, and with that comes a lot of expertise that we will depend on heavily as we work to achieve our sales goals for 2009.

In putting the new sales management structure in place, we also felt that we would benefit by bringing in new sales leaders with fresh ideas and new enthusiasm. One of the by-products of this change, of course, is that we had to say good-bye to five regional vice-presidents who provided years of dedicated service and sales leadership to this Company. I thank them for their service and know that they leave behind a legacy of sound sales management and a dedicated team of sales professionals who are focused on achieving the Company’s sales and retention goals going forward.

Another major part of our internal reorganization focused on the critical area of key customer account service. One of the challenges in making changes to a field sales organization is that the process can potentially disrupt customer relationships. To guard against this, we instituted a Key Account Management (or KAM) group to create an additional customer service contact. This sales group is centrally located at our Plano, Texas facility and will be responsible for managing the day-to-day service requirements for our largest customers. They will become the main contact for solving problems and making routine changes to a customer’s account.

Additionally, the KAM group will be responsible for implementing important corporate initiatives that impact these key accounts, including channel rationalization projects, rate increases and contract negotiations. These responsibilities, previously borne by our field sales reps, will allow our sales staff to focus more time on generating new revenue for the Company.

Finally, I want to add one encouraging note on how the down economy may actually benefit our sales and marketing efforts. Not surprisingly, we are seeing a negative impact from the recession as customers look for ways to reduce their costs. Of course, these belt-tightening steps by customers were key factors in our higher net unit loss in the second half of the year. However, we believe there is a real sales opportunity for a low-cost paging provider during these difficult times. Accordingly, our sales teams are aggressively working with their customers to help them evaluate and better manage the costs of their overall telecommunications services. As a result, we have found numerous customers who are looking at their cellular service costs and finding that they can provide needed communications for some of their employees at a much lower cost by moving some of those units back to paging. We believe our low-cost position, combined with the inherent reliability of paging services, will continue to be an increasingly compelling factor that more and more organizations will consider during the current economic downturn.

3. With respect to our current business challenges and outlook for 2009: There is little question that the length and depth of the current recession will greatly influence how much progress we will be able to achieve over the next several quarters and beyond. In addition, while the Company made excellent strides in 2008, the fact remains that we continue to operate in a highly competitive and challenging industry. As a result, we expect to continue to face numerous economic and competitive risks to our business for the foreseeable future.

Chief among our business risks is the accelerating pace of subscriber and revenue erosion, both of which may well deteriorate further and perhaps continue for some time to come. Subscriber trends declined throughout 2008 and worsened in the fourth quarter as we lost 6.2 percent of our base — the highest quarterly net loss percentage in our history — while our level of gross adds declined significantly. The unfortunate fact is we lost 3.3 units for every gross addition in the fourth quarter, compared to 2.7 in the third quarter and 2.1 in the fourth quarter of 2007. Clearly, subscriber erosion is the single largest risk to the Company’s ability to generate future cash flow; moreover, we cannot predict at this point when and if that trend might reverse itself.

In addition, while we have been able to keep product pricing relatively stable in recent years, and even implement price increases on parts of our customer base over the past 18 months, there is no assurance that ARPU levels will improve going forward, especially in a turbulent economy. Indeed, by definition, fewer units in service combined with either flat or lower ARPU will further accelerate our revenue erosion rate. Similarly, while our management team has done an outstanding job of reducing costs over the past few years, our ability to continue to generate incremental savings has also become a major challenge.

The net result of these negative trends and challenges is that our ability to continue to generate a strong level of cash flow, as well as maintain cash flow margins at current levels, remains uncertain for 2009 and beyond.

Against this back-drop of current business risks and challenges, we have established the following key business objectives and goals for 2009. While these are both short- and long- term goals, and thus similar to those pursued in recent years, they remain equally high priorities for us this year. They include:

1.	Drive free cash flow through a low-cost operating platform.

We will stay focused on reducing operating expenses as necessary in all areas of the Company, including network operations, sales and marketing, and administrative overhead in order to achieve our 2009 business plan. As circumstances warrant, we may also need to make additional changes to our operating structure beyond those achieved through our internal reorganization last fall to meet our projections for revenue, expenses and cash flow. This may involve challenging our fundamental strategic assumptions about where we offer our services, how we market them, what customer segments we support, and what pricing and ARPU levels would be required to provide that support.

2.	Preserve Average Revenue Per Unit.

Preserving ARPU at or above current levels within our core market segments remains critically important in order for us to offset anticipated revenue erosion. With our ability to implement price increases becoming less certain, especially in the current economy, we will need to make a greater effort to educate customers about the distinct advantages of our products and services – including superior signal strength, reliability of message delivery, extensive network coverage, and significantly lower cost.

3.	Reduce paging subscriber erosion.

As the most significant issue we face for the long-term survival of our business, we will pursue all avenues to generate pager placements despite the continued migration of subscribers to cellular and competing wireless technologies. As I noted earlier, we believe there are numerous sales opportunities to be mined within our core segments of Healthcare, Government, and Large Enterprise – market segments in which we’ve not only developed access and key relationships over the last few years, but where our sales force is equipped with the critical knowledge necessary to win and successfully service active accounts. I assure you our entire sales staff will pull out all stops this year to create new business.

Despite this year’s daunting economic outlook, I want to remind everyone that USA Mobility is a most unusual company in today’s market environment and therefore better positioned than most to take on whatever adversity may come our way. Let me tell you why: (1) we have a strong balance sheet with a solid cash position and no debt; (2) our operating expenses have declined faster than our revenues; (3) we have maintained high cash flow margins; (4) we are a low-cost producer of wireless services; (5) we operate highly efficient nationwide networks; and (6) we consistently provide high quality customer service. I would add that we possess one other intangible attribute that has served this company well for many years, and that is a management team and employee base that has confronted and successfully met both competitive and economic challenges for more than a decade. As such, not only have we developed an extremely experienced and knowledgeable staff, but a genuine esprit de corps has evolved over that time that has engendered an intense pride and commitment toward the success of our business mission.

4. Finally, I want to discuss our future capital allocation strategy: Once again, I want to emphasize that the Board and management remain committed to our long-stated goal of returning capital to stockholders. That is a goal we established at the time we created this company with our merger in 2004 and one that we will continue to pursue.

In August 2006, we announced the implementation of a regular quarterly cash distribution. At that time, we set the amount of the quarterly cash distribution at $0.65 per share, or $2.60 per share annually, with the caveat that our ability to sustain that level of distribution would depend on our future rate of revenue erosion. Last May our Board re-set the quarterly cash distribution to $0.25 per share, or $1.00 per share annually, in light of our continued high rate of subscriber erosion and expectations for future cash flow over the next several years. Our decision to re-set the rate was also made to strengthen our financial position while maintaining a significant current yield on our shares.

At that time, we also realized that setting the regular cash distribution to a longer-term sustainable level would result in excess cash being generated in the short term.  As a result, the Board adopted a stock repurchase program last August through which we would buy back up to $50 million of USA Mobility common stock over a 12-month period. As of December 31st, we had purchased approximately 4.4 million shares for $38.1 million. The re-purchased shares included one transaction in November for just over 4 million shares at a below-market price of $8.75 per share. Additionally, our Board has approved a supplement to the repurchase plan, resetting the balance to $25 million for purchases throughout 2009.

With regard to how the Company may choose to allocate capital going forward beyond the current stock repurchase program, we do not expect to issue any additional special distributions in 2009 and will review that option again during the first quarter of 2010. Clearly, the potentially adverse financial impact of the Back-Up Power Order, along with other regulatory issues, has been a key factor influencing our on-going capital allocation strategy. With that issue now removed, or at least postponed indefinitely, we decided now was a good time to return excess capital to our stockholders. Going forward, we plan to maintain ample liquidity to continue to operate our business and to continue to pay quarterly cash distributions. At the same time, we will be constantly mindful of economic conditions and our current business risks.

In conclusion, USA Mobility recorded another year of outstanding progress in 2008. Despite a tough economy and ongoing industry challenges, we continued to operate the Company profitably while meeting our primary performance targets, reducing operating costs, increasing organizational efficiencies, and redoubling selling efforts to our core market segments. At the same time, we met our goal of generating substantial cash flow that enabled us to continue to return capital to our stockholders. And, most importantly, we continued to focus on positioning USA Mobility for the future. Although we will continue to face both economic and competitive business risks in 2009, we believe the progress we made in 2008 positions us well for further success over the balance of this year.

As usual, we will keep you updated on our progress and other corporate issues on future earnings calls and press releases.

With that, I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator.

Operator: Yes sir. At this time if you would like to ask a question, please signal by pressing the star key followed by the digit 1 on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function has been turned off to allow your signal to reach our equipment. Once again, that is star 1 to ask a question. We’ll pause one moment to give everyone a chance to signal.

We’ll take our first question Gregory Lundberg with Communication Equity Research.

Gregory Lundberg: Good morning. Tom, first for you, your property’s footnote in the K last year said 7970 locations leased. What’s that going to be in the K when it comes out on the 16th?

Mr. Schilling: You know what, we’ll hold off on that disclosure until we issue the K. It’ll be out within the next probably several days.

Gregory Lundberg: Okay.

Mr. Schilling: You know, as you and I have talked before Greg, that doesn’t necessarily correlate to the transmitter sites.

Gregory Lundberg: Right, understood. And then Vince and Tom, this was the largest quarter in terms of healthcare net losses. And given that some of your internal compensation targets and stuff are set on them, I was wondering if you could comment a little more about whether that was a major account, was it spread around? I mean what particularly happened there this quarter?

Mr. Kelly: You know Greg, it’s a great question. And it’s been really across the board in terms of subscribers. It’s really attributable more than any other factor right now to what’s going on in the overall economy and the downsizing.

The healthcare segment has been more resistant to the economic downturn than other segments. And that’s still the case right now as we speak. But we still have been hit by, the overall downsizing and the cost control that they’re having to make.

One thing that we did do this year because our compensation, our internal compensation, part of it is based on our healthcare revenues, we did beat the revenue targets. And we did that in large part because the price increases, because the contract renewals were higher ARPU than our sales team was able to, you know, bring home. So it’s tough on a subscriber standpoint right now. But at the same time we’re trying to be as efficient as possible with our networks for the long term.

It’s better to have, you know, I hate to say this in this environment right now, but if you think about it, it’d be better to have less subscribers in the long term paying you a higher ARPU when you’re trying to make network decisions and decide where you’re going to have sites and such. That just makes the analysis easier.

So I would say, you know, we’re hurt somewhat by this churn that we’re seeing in the healthcare segment. But still it’s really going to make a long-term business plan you know that’s where we’re going to be successful.

And we need to also make sure that we just continue to focus on selling IRMs, which are integrated resource management systems that go along with pagers. We sell a lot of software and a lot of other ancillary products and services into that segment. And that tends to help stabilize that base relative to other segments.

Gregory Lundberg: And so there’s nothing geographical or no major accounts?

Mr. Kelly: There’s no major account. It’s funny across the board even in all the segments it’s not been any major account. You’ll have accounts, you know, huge accounts. And we’ve got a lot of exposure for instance through the auto industry or the financial industry where they’ll call you and they’re doing a downsizing.

So they don’t cancel the account. But they’ll have say 4,000 units and you’ll get the call and they’re taking 1,000 units off just because they’re laying people off.

We also have the jobs report this morning, I mean 697,000 more people out of work last month on the ADP report. And every time something like that happens, you just know you’re going to get some downsizing in your larger accounts. But they’re not going away. And that’s a good thing. And I don’t think this lasts forever.

So what we’re trying to do from a strategy standpoint is position ourselves perhaps a little bit more aggressive on the cost reduction in the recurring type business that we have right now. I mean we just had our highest EBITDA and free cash flow margin in our Company’s history in the fourth quarter.

So regardless of what’s happening in the economy that tells you no matter what happens it’s going to look pretty good for the first quarter.

So, you know, I’m less worried about short-term than I am long-term with these layoffs and with the downsizing we’re seeing going on out there.

But I also don’t think that’s going to last forever. So I’m fairly feeling pretty good about where we’re positioned right now. But, you know, we’re also, we don’t want to be Pollyannaish about it. We know we’re in a tough business.

We know even if the economy’s great, our revenue’s going to go down. Our issue is to make this a long-term business, a profitable business, a free cash flow business because our number one mission, our number one job is to make cash and take that cash and give it back to our stockholders. And we’re very focused on that.

Gregory Lundberg: Okay thanks Vince.

Operator: And once again, that’s star 1 to ask a question. Star 1. We’ll take our next question from Nick Deleonardis with Bond Street Capital.

Nick Deleonardis: Hi guys, just real quickly on the guidance for ’09, the OPEX number was a little bit higher than I expected. Looks like it, you know, it suggests maybe a little bit of margin tightening compared to what Q4 was. Is there anything specific going on there or is it just a matter of, you know, as the revenue line kind of comes down a bit you’re just not able to contract costs at the same pace?

Mr. Schilling: Yes Nick. Good question. As we look out, again, these are current expectations and we have a track record, to provide our guidance based on things we’ve identified to date. But, you know, I would expect as we go through the year that we’re going to be doing more to try and make that number lower than to settle into that number.

So, right now that’s kind of where we see the end of total year range but we’re going to continue to be very vigilant on making it lower than that.

Mr. Kelly: And I would just add that, you know, just with the guidance in general we talked about this quite at length internally as you could imagine.

We’ve seen a trend where a lot of companies aren’t even giving guidance this year because there’s so much uncertainty with respect to what’s gone on in the economy.

And so if you look at the guidance we gave today and in our Press Release last night, you know, the revenue range relative to the base of revenue that we’re talking about is much wider than it was a year ago. And that’s same relative to the expense range.

Now last year at the beginning of the year we came out, we gave you guys guidance. In the middle of the year we came back, we tightened up that guidance for you all in a better way. It wouldn’t surprise me if we do that this year.

I just don’t think there’s any, you know, any margin in not being conservative right now with what’s going on out there in the economy.

But I can tell you this, we are extremely focused on reducing our operating expenses. And we have a four-year track record since we formed this Company of beating our operating expense guidance every single year.

That’s no guarantee that that will always happen in the future but me, Tom and every member of our management team, we understand, that’s our job and we’re very focused on it and that’s what we’re going to do.

Nick Deleonardis: Okay. I appreciate that. On the working capital side it appeared that maybe AP had tightened a bit. Was there anything specific going on there and is that just a, you know, a timing issue?

And then there also looked like there was just a- some sort of a tax accrual adjustment in the fourth quarter, wondering if you could just kind of explain those two issues?

Mr. Schilling: The — in the fourth quarter on the taxes, let me answer that first. That was an adjustment to our deferred tax asset valuation allowance against the deferred tax asset.

Nick Deleonardis: Okay.

Mr. Schilling: On the accounts payable — nothing really going on that’s unusual other than, some timing here and there.

I will say that one of the things that we’re keeping our eye on as we exited 2008 and into 2009 is we are seeing some deterioration in our receivables in terms of our bad debts.

So we’re seeing a little slippage there, nothing that’s material. But that’s place in working capital we’re keeping our focus on right now.

Mr. Kelly: Yes I’ll just add to that. You know, right now at over 35%, you know, EBITDA margin in the fourth quarter and with very reasonable capital expenditures we’re generating a lot of cash. And so we’re at a time right now where we’re, you know — and this may not always be the case in the future — you know, based on the trends, but we’re at a time right now where cash and working capital just aren’t issues for this Company.

That’s one of the reasons why we’re paying the extra special dividend and not one of the reasons why we’re talking to you guys today bullish with respect to, you know, what we think we can do with our cash flows in 2009.

Nick Deleonardis: Well I appreciate all the disclosure and good quarter. Look forward to hearing from you in the future. Thanks.

Mr. Kelly: Thanks.

Operator: And we have a follow-up question from Gregory Lundberg, Communication Equity Research.

Gregory Lundberg: Hi. I’m sorry. I’ve got to ask a back-up power question. Of the transmitter account that you gave, how many of those have some sort of generator or some sort of back-up power at them?

Mr. Kelly: You know, I don’t have the actual percentage or the number with me today. Some of them do. But in general we don’t try to do that unless it’s, you know, there’s some easy way to make it happen or if it’s in a particular spot where there’s not a lot of overlap and coverage.

Our networks are simulcast. And so when you have earthquakes or hurricanes — whatever — you know if a transmitter goes out, you don’t lose coverage in that area like you would in a mobile telephony environment.

And Greg, you understand the whole topology of our network and how that works.

Gregory Lundberg: Yes, I just wanted to know if any of them actually had it because some of the tower companies are exploring building shared back-up power and others don’t want to do it because some of the carriers don’t have interest in it. And I just didn’t know...

Mr. Kelly: Exactly. And we’ve talked to all the big ones about it. And, you know, it’s a cost. And it might be necessary for a mobile telephone carrier in the long run. It’s not necessary for a paging carrier.

Now our terminals, our switches, you know, we back those up and those are all backed up.

Gregory Lundberg: Okay. Do you have the operating lease liability at year-end?

Mr. Kelly:	I’ll check with our Controller. Do we have that number?
Male:	You mean the (liability) or.
Male:	Yes, the operating lease liability that we.

Mr. Kelly: I’ll tell you what Greg, it will be in our K. And I know these guys are hedging about when we’re going to file our K saying by March 16. But I’ve got a feeling our K is going to be filed relatively soon. So if you can just hang in there for a day or so I think you’ll be able to read it.

Gregory Lundberg: All right, thanks a lot.

Operator: And as a final reminder that is star 1 to ask a question; star 1. I’ll pause one more moment.

And it appears we have no additional questions in the queue. Mr. Kelly, I’d like to turn the call back over to you for any closing remarks.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our first quarter results in May. Thanks again and have a great day!

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